Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Big 5 Sporting Goods Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$33,867,625.30	0.00015310	$5,185.13

Fees Previously Paid	—		—

Total Transaction Valuation	$33,867,625.30

Total Fees Due for Filing			$5,185.13

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$5,185.13

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 29, 2025 (the “Merger Agreement”), by and among Big 5 Sporting Goods Corporation (“Big 5”), Worldwide Sports Group Holdings LLC, WSG Merger LLC, and, solely for purposes of Section 9.13 of the Merger Agreement, Worldwide Golf Group LLC.

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share (“Common Stock”) of Big 5.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on June 26, 2025 (the “Capitalization Date”), the maximum number of shares of Common Stock to which this transaction applies is estimated to be 23,458,584, which consists of:

a.	22,944,391 issued and outstanding shares of Common Stock, which includes 700,375 shares of Restricted Stock; and

b.	514,193 shares of Common Stock which were reserved for future issuance upon settlement of previously issued In the Money Company Options and Company RSU Awards under the Company Equity Plans.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Capitalization Date, the underlying value of the transaction was calculated as the sum of:

a.

the product of 22,944,391 shares of Common Stock (including 700,375 shares of Restricted Stock) multiplied by the Merger Consideration of $1.45, plus $220,602.50 in accrued but unpaid dividends on such shares;

b.

the product of 311,800 shares of Common Stock reserved for future issuance upon settlement of previously issued In the Money Company Options under the Company Equity Plans, multiplied by $0.27 (which is the excess of $1.45 over $1.18, the weighted average exercise price of such In the Money Company Options); and

c.

the product of 202,393 shares of Common Stock reserved for future issuance upon settlement of previously issued Company RSU Awards under the Company Equity Plans multiplied by the Merger Consideration of $1.45.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.